UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

GAMCO INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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GAMCO INVESTORS, INC.
One Corporate Center
Rye, New York 10580

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2007

We cordially invite you to attend the Annual Meeting of Shareholders of GAMCO Investors, Inc. at the Greenwich Library, 101 West Putnam Avenue, Greenwich, CT 06830, on Tuesday, May 8, 2007, at 9:00 a.m. At the meeting, we will ask shareholders to:

1. Elect a Board of nine directors; and

2. Vote on any other business which properly comes before the meeting.

At the meeting, we will also review our 2006 financial results and outlook for the future. We will be available to answer your questions.

Shareholders of record at the close of business on March 30, 2007, are entitled to vote at the meeting or any adjournments or postponements thereof. Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

We encourage all shareholders to attend the meeting.

By Order of the Board of Directors

JAMES E. MCKEE
Vice President, General Counsel
and Secretary

April 24, 2007

INTRODUCTION; PROXY VOTING INFORMATION
ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
OTHER MATTERS
GUIDELINES FOR DIRECTOR INDEPENDENCE
GAMCO INVESTORS, INC. AUDIT COMMITTEE AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
PROHIBITED NON-AUDIT SERVICES

GAMCO INVESTORS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2007

INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this report to “GAMCO Investors, Inc.,” “GAMCO,” “company,” “we,” “us” and “our” or similar terms are to GAMCO Investors, Inc., its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of GAMCO Investors, Inc. for use at our 2007 Annual Meeting of Shareholders and at any adjournments or postponements thereof. The purpose of the meeting is to elect directors and act upon any other matters properly brought to the meeting. We sent you this proxy statement, the proxy card, and our 2006 Annual Report to Shareholders (containing our financial statements and other financial information for the year ended December 31, 2006) on or about April 24, 2007. The Annual Report, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on March 30, 2007, the record date, are entitled to notice of and to vote at the annual meeting. On this record date, we had outstanding 7,514,242 shares of Class A Common Stock, par value $.001 per share (“Class A Stock”), and 20,671,143 shares of Class B Common Stock, par value $.001 per share (“Class B Stock”).

The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 30, 2007 shall constitute a quorum for the transaction of business at the annual meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the meeting by the holders of Class A Stock and Class B Stock outstanding on March 30, 2007, voting together as a single class, are elected to serve until the 2008 annual meeting or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or on any other matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors.

We will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees, and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means, but will not receive additional compensation.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2006 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to our Secretary (James E. McKee, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422) or by calling him at (914) 921-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

The Board of Directors has selected each of Mario J. Gabelli, Douglas R. Jamieson and James E. McKee to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Gabelli, Jamieson and McKee as your representatives at the meeting. You may revoke your proxy at any time before the meeting by delivering a letter of revocation to our Secretary (James E. McKee, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422), by properly submitting another proxy bearing a later date or by voting in person at the meeting. The last proxy properly submitted by you is the one that will be counted.

Brokerage firms have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

ELECTION OF DIRECTORS

Nine directors currently serve on our Board of Directors. Our Nominating Committee recommended, and the Board approved, the nomination of each of our nine directors for election to the Board to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Directors who receive a plurality of the votes cast at the meeting shall be elected.

All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named below, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies may be voted FOR the election of a replacement designated by the Board of Directors.

The Nominees

The following are brief biographical sketches of the nine nominees. All of the nominees are currently directors. Unless otherwise noted, they have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

The Board of Directors recommends that you vote FOR all of the following nominees:

Mario J. Gabelli, age 64, has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of the company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the company and its affiliates (“Gabelli Funds”). Mr. Gabelli serves as Chairman of LICT Corporation, a public company engaged in multimedia and other services; and a Director of Morgan Group Holdings, Inc., a public holding company. In addition, Mr. Gabelli is the Chief Executive Officer of GGCP, Inc., a private company which owns a majority of our Class B Stock; and the Chairman of MJG Associates, Inc., which acts as a general partner or investment manager of various investment funds and other accounts. Mr. Gabelli serves on the advisory boards of Caymus Partners LLC, HealthpointCapital, LLC and van Biema Value Fund, LP. He also serves as Overseer of Columbia University Graduate School of Business; Trustee of Boston College, Roger Williams University and Winston Churchill Foundation; Director of the National Italian American Foundation, The American-Italian Cancer Foundation, The Foundation for Italian Art & Culture and the Mentor/National Mentoring Partnership; and Chairman, Patron’s Committee for the Immaculate Conception School.

Edwin L. Artzt, age 77, has been a director of the company since May 2004. Mr. Artzt has served as a senior advisor to GGCP, Inc. since September 2003 and as a senior advisor to Kohlberg, Kravis, Roberts & Co. since 2001. He was the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company from 1990 until 1995. He also served as a senior director and Chief Executive Officer of Barilla S.p.A. Italy from 1995 until 1998. Mr. Artzt is a former director (retired) of American Express, Delta Airlines and GTE.

Richard L. Bready, age 62, has been a director of the company since May 2006. Mr. Bready has been Chairman and Chief Executive Officer of Nortek, Inc. since December 1990. He joined Nortek, Inc. in 1975 as Treasurer, was elected a director in 1976 and was elected Executive Vice President and Chief Operating Officer in 1979. Prior to joining Nortek, Inc., Mr. Bready was an independent financial consultant and an audit manager with a major public accounting firm. He serves on the Board of Directors/Trustees of Professional Facilities Management, Inc.; Newport International Film Festival; Providence Performing Arts Center; Rhode Island Public Expenditure Council (RIPEC); the National Conference of Christians and Jews; the YMCA of Greater Providence; Saint Anslem College; Roger Williams University; and is a Trustee Emeritus of Trinity Repertory Company. Mr. Bready also serves on the Advisory Board of Sterling Investment Partners. He is a Corporation Member and serves on the National Council, Alumni Executive Forum and Audit Committee of Northeastern University. Mr. Bready is a Corporation Member of Rhode Island Hospital and Johnson & Wales University.

John C. Ferrara, age 55, has been a director of the company since December 1999 and has served as Interim Chief Financial Officer of the company since May 2006. Mr. Ferrara served as President and Chief Executive Officer of The LGL Group, Inc. from October 2004 until December 2006 and was a director from July 2004 until December 2006. Mr. Ferrara was the President and Chief Executive Officer of Space Holding Corporation from January 2001 until March 2002, and Chief Financial Officer of Space Holding Corporation from November 1999 to December 2000. From 1998 to 1999, he was the Executive Vice President and Chief Financial Officer for Golden Books Family Entertainment, Inc. From 1989 to 1997, Mr. Ferrara was the Vice President and Chief Financial Officer of Renaissance Communications Corporation. From 1973 to 1989, he held various positions at American Express Company, National Broadcasting Company (NBC) and Deloitte & Touche.

John D. Gabelli, age 63, has been a director of the company since February 2004. Mr. Gabelli has been a Senior Vice President of GAMCO Asset Management Inc. since 1981. He serves as President of John Gabelli Inc., a general partner of Manhattan Partners I, L.P. and Manhattan Partners II, L.P., which are investment partnerships. He serves as a director or trustee for ten of the Gabelli Funds. John Gabelli is the brother of Mario Gabelli.

Eugene R. McGrath, age 65, has been a director of the company since January 2007. Mr. McGrath served as Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. from October 1997 until September 2005 and Chairman until February 2006. He has served as Chairman and Chief Executive Officer of Con Edison’s subsidiary, Consolidated Edison Company of New York, Inc., since September 1990. Mr. McGrath is a director of

Consolidated Edison, Inc., AEGIS Insurance Services, Atlantic Mutual Insurance Services, Schering-Plough, Manhattan College, The Economic Club of New York, and The Wildlife Conservation Society.

Karl Otto Pöhl, age 77, has been a director of the company since 1998. Mr. Pöhl was a director or trustee of all but one of the Gabelli Funds from 1992 until November 2005. Mr. Pöhl is a former President of the Deutsche Bundesbank, Germany’s Central Bank, and was Chairman of its Central Bank Council from 1980 to 1991. He also served as German Governor of the International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pöhl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991. Mr. Pöhl is a former partner and board member of Sal. Oppenheim jr. & Cie., a private investment bank.

Robert S. Prather, Jr., age 62, has been a director of the company since May 2004. Mr. Prather has been the President and Chief Operating Officer of Gray Television, Inc. since September 2002. He was an Executive Vice President of Gray Television from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. He has served as Chairman of the Board at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He has also served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company from 1992 until its merger into Triple Crown Media, Inc. in 2005. Mr. Prather is also a director of Swiss Army Brands, Inc.

Vincent S. Tese, age 64, has been a director of the company since December 2003. Mr. Tese is the Chairman of Cross Country Wireless. He served in the New York State Administration of Governor Cuomo from 1983 until 1994. Mr. Tese is a director of The Bear Stearns Companies Inc., Bowne & Company, Inc., Cablevision, Inc., Mack-Cali Realty Corporation, and InterContinental Exchange, Inc. He is a trustee of New York University School of Law and The New York Presbyterian Hospital.

The Board of Directors has established guidelines that it uses in determining director independence that are based on the director independence standards of the New York Stock Exchange. A copy of these guidelines can be found as Exhibit A. These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available on our web site at www.gabelli.com. A copy of these guidelines may also be obtained upon request from our Secretary. In making its determination with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the company collectively own on behalf of their investment advisory clients approximately 6% of the Class A Common Stock and 10% of the Common Stock of Gray Television, Inc. and 11% of the Common Stock of Triple Crown Media, Inc. This ownership represents approximately 7% and 11% of the total voting power of Gray Television, Inc. and Triple Crown Media, Inc., respectively. Mr. Prather serves as President and Chief Operating Officer and a director of Gray Television, Inc. and Chairman of the Board of Triple Crown Media, Inc. The Board further considered the difficulty the company would encounter in attempting to unilaterally affect the management of Gray Television, Inc. or Triple Crown Media, Inc. through the use of its voting power. With respect to these relationships, the Board considered Mr. Prather’s lack of economic dependence on the company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the following directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director: Messrs. Bready, McGrath, Prather and Tese.

The Board of Directors and Committees

During 2006, there were seven meetings of the Board of Directors. Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the New York Stock Exchange by virtue of the fact that GGCP, Inc. holds more than 50% of the voting power. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all members of the Nominating and Compensation Committees be independent.

Our non-management directors meet, without any management directors or employees present, immediately after our regular quarterly Board meetings. At least once each year, our independent directors meet in executive session. Mr. Tese chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our registered independent public accounting firm. Messrs. Bready, Prather and Tese, each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange, are members of the Audit Committee. Mr. Prather meets the standards of an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K, as promulgated under the Securities Act of 1933. The Audit Committee met eight times during 2006. A copy of the Audit Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

As will be further described in the Report of the Compensation Committee, this committee reviews the amounts paid to the chief executive officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan. Messrs. Prather and Tese, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee met twice during 2006. A copy of the Compensation Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Bready and Tese, each of whom is an independent director, are the members of the Governance Committee. A copy of the Governance Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of GAMCO. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Messrs. Mario Gabelli, John Gabelli and Pöhl are the members of the Nominating Committee. Messrs. Mario Gabelli, John Gabelli and Pöhl are not independent directors as defined by the corporate governance standards of the New York Stock Exchange. The Nominating Committee met once in 2006. A copy of the Nominating Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee, in light of the fact that GGCP, Inc. holds more than 50% of the voting power, does not have a formal policy by which shareholders may recommend director candidates but will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to our Secretary at One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee.

During 2006, each director attended at least 75% of the meetings of the Board and the Board committees of which he was a member, except that Mr. Artzt attended four of the seven Board meetings. The Board does not have a policy regarding directors’ attendance at our annual meetings. Six of our directors attended our 2006 Annual Meeting of Shareholders.

Compensation of Directors

Mr. Mario Gabelli receives no compensation for serving as a director of the company. The directors other than Mr. Mario Gabelli receive annual cash retainers and meeting fees as follows:

Board Member	$50,000
Audit and Compensation Committee Chairman	$10,000
Attendance in person at Board or Committee Meeting	$2,500
Attendance by telephone at Board or Committee Meeting	$2,500

Directors are also eligible to receive stock options. In February 1999, Mr. Pöhl was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.275 per share. In February 2000, Mr. Ferrara was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.00 per share. In May 2004, Messrs. Artzt, Prather and Tese were each granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $39.65. In November 2005, Mr. John Gabelli was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $44.90 per share. In May 2006, Mr. Bready was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $39.55 per share. In February 2007, Mr. McGrath was granted an option to purchase 10,000 shares of Class A stock at an exercise price of $39.90 per share.

All of the directors’ stock options were granted at 100% of fair market value on the date of grant and have a ten-year term. The options for Messrs. John Gabelli, Bready and McGrath will become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to 100% of the shares after four years from the date of grant.

The following table provides compensation information for 2006 for each non-management member of our Board of Directors:

Director Compensation Table for 2006

	Fees Earned
	or Paid in	Option		All Other
	Cash	Awards		Compensation		Total
Name	($)	($)		($)		($)

Edwin L. Artzt	57,500	-0-		-0-		57,500
Richard L. Bready	42,692	24,250	(a)	-0-		66,942
John D. Gabelli	65,000	37,469	(b)	443,555	(c)	546,024
Karl Otto Pöhl	65,000	-0-		200,000	(d)	265,000
Robert S. Prather, Jr.	95,667	-0-		-0-		95,667
Vincent S. Tese	102,500	-0-		-0-		102,500
Raymond C. Avansino, Jr.(e)	29,808	-0-		-0-		29,808
Alan C. Heuberger(e)	27,308	-0-		-0-		27,308
Frederic V. Salerno(f)	31,000	-0-		-0-		31,000

(a)	Mr. Bready was granted 10,000 options on May 8, 2006 with a grant date fair value of $39.55 per share, equal to the close of GAMCO stock on that day. This column reflects the dollar amount recognized for financial statement reporting purposes for fiscal year ended December 31, 2006 in accordance with FAS 123(R). See Note F to the financial statements contained in our 2006 Annual Report on Form 10-K for assumptions used in the valuation of these awards.

(b)	Mr. John Gabelli was granted 10,000 options on November 5, 2005 with a grant date fair value of $44.90 per share, equal to the close of GAMCO stock on that day. This column reflects the dollar amount recognized for financial statement reporting purposes for fiscal year ended December 31, 2006 in accordance with FAS 123(R). See Note F to the financial statements contained in our 2006 Annual Report on Form 10-K for assumptions used in the valuation of these awards.

(c)	Mr. John Gabelli, who is employed by one of our subsidiaries in a sales and marketing role, received $443,555 in incentive-based variable compensation based on the revenues generated by certain investment advisory clients for which he serves as relationship manager. His total compensation may be summarized as follows:

	Director	Total Director	Relationship Manager
Director Fees ($)	Option Award ($)	Compensation ($)	Compensation ($)	Total ($)

65,000	37,469	102,469	443,555	546,024

(d)	Mr. Pöhl is paid a $200,000 annual retainer for his availability and services to GAMCO and its Board.

(e)	Messrs. Avansino and Heuberger did not stand for re-election at the May 2006 Shareholder meeting.

(f)	Mr. Salerno resigned in March 2006 from the Board of Directors.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors, or a particular director may send a letter to our Secretary at One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct

We have adopted a Code of Business Conduct (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our web site at www.gabelli.com. Any shareholder may also obtain a copy of the Code of Conduct upon request. Shareholders may address a written request for a printed copy of the Code of Conduct to: Secretary, GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our web site.

Transactions with Related Persons

At our next regular Board meeting, management will be recommending that our Board adopt written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The proposed procedures will require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board of Directors. Under the proposed procedures, directors may not participate in any discussion or approval of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information concerning the transaction. Only transactions that are found to be in the best interests of the company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board of Directors. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our initial public offering and financial service relationships including investments in our funds are not presented for review, approval or ratification by our Governance Committee or Board of Directors.

Furthermore, our Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO and

(i) Mr. Mario Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO and any entity in which one or more of the foregoing beneficially own a controlling interest of the outstanding voting securities or comparable interests (a “Gabelli”),

(ii) any customer or supplier,

(iii) any entity in which a director of GAMCO has a financial interest (a “Related Entity”), or

(iv) one or more of the directors or officers of GAMCO or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO and its shareholders with respect to such Transaction if any of the following four requirements are met:

(i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv) the Transaction is fair to GAMCO as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Prather and Tese. Neither of these individuals has ever been an officer or employee of the company. During 2006, none of our executive officers served on the board of directors or compensation committee of any entity that employed any member of our Compensation Committee or served on the compensation committee of any entity that employed any member of our Board of Directors.

INFORMATION REGARDING EXECUTIVE OFFICERS

Biographical information for Messrs. Mario Gabelli and John Ferrara appears above. Brief biographical sketches of our other executive officers are set forth below.

Douglas R. Jamieson, age 52, has served as President and Chief Operating Officer of the company since August 2004. He has served as President or Chief Operating Officer of GAMCO Asset Management Inc. (a wholly-owned subsidiary of the company) since 1986 and as a director of GAMCO Asset Management Inc. since 1991. Mr. Jamieson also serves as President and a director of Gabelli Securities, Inc. and a director of Gabelli Advisers, Inc. Mr. Jamieson was an investment analyst with Gabelli & Company, Inc. from 1981 to 1986. He has been a director of GGCP, Inc. since December 2005.

Henry G. Van der Eb, age 62, has served as Senior Vice President of the company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds, LLC and GAMCO Asset Management Inc. since October 1999, when he joined the company after managing his privately held investment advisory firm which was acquired by the company in October 1999. Mr. Van der Eb is a portfolio manager for the company and is a Chartered Financial Analyst.

James E. McKee, age 43, has served as Vice President, General Counsel and Secretary of the company since August 1995 and as Vice President, General Counsel and Secretary of GAMCO Asset Management Inc. since December 1993. Mr. McKee also serves as Secretary of several of the company’s subsidiaries and most of the Gabelli Funds. Prior to joining the company, he was with the Securities and Exchange Commission in New York as a Branch Chief from 1992 to 1993 and as a Staff Attorney from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies.

Bruce N. Alpert, age 55, has served as Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli Funds. Mr. Alpert is also President and a director of Gabelli Advisers, Inc. and Gabelli Fixed Income, Inc. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table.  The following table summarizes the compensation of our executive officers who received the highest compensation during 2006:

Summary Compensation Table

									Change in
									Pension
									Value and
								Non-Equity	Nonqualified
								Incentive	Deferred
						Stock	Option	Plan	Compensation		All Other
		Salary		Bonus		Awards	Awards	Compensation	Earnings		Compensation		Total
Name and Principal Position	Year	($)		($)		($)	($)	($)	($)		($)		($)

Mario J. Gabelli	2006	-0-(a	)	-0-	(b)	-0-	-0-	-0-	-0-		58,616,321	(c)	58,616,321
Chairman of the Board, Chief Executive Officer and Chief Investment Officer-Value Portfolios
Douglas R. Jamieson	2006	300,000		300,000	(d)	-0-	-0-	-0-	25,447	(e)	3,726,942	(f)	4,352,389
President and Chief Operating Officer
James E. McKee	2006	300,000		300,000	(d)	-0-	-0-	-0-	33,606	(e)	-0-		633,606
Vice President, General
Counsel and Secretary
Bruce N. Alpert	2006	300,000		300,000	(d)	-0-	-0-	-0-	16,803	(e)	13,972	(g)	630,775
Executive Vice President and Chief Operating Officer of
Gabelli Funds, LLC
John C. Ferrara	2006	-0-		-0-		-0-	-0-	-0-	-0-		627,500	(h)	627,500
Interim Chief Financial
Officer
Michael R. Anastasio(i)	2006	120,769		-0-		-0-	-0-	-0-	-0-		163,540	(j)	284,309
Former Vice President,
Chief Financial Officer

(a)	Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b)	Mr. Gabelli received no bonus. Refer to footnote (c).

(c)	Mr. Gabelli’s remuneration for 2006 was comprised of the following:

Incentive Management	Portfolio Manager
Fee as CEO and	and Other Variable		Total
Other of GAMCO* ($)	Remuneration ($)	Perquisites ($)	Remuneration ($)

12,760,219	45,829,114	26,988	58,616,321

*	As described in the Compensation Discussion and Analysis beginning on page 14.

Represents: (i) $12,760,219 representing the incentive-based management fee (10% of GAMCO’s pre-tax profits); (ii) $14,762,702 for acting as portfolio manager and/or attracting and providing client service to a large number of GAMCO’s separate accounts; (iii) $18,111,900 for creating and acting as portfolio manager of several open-end Gabelli Funds; (iv) $9,997,477 for creating and acting as portfolio manager of the closed-end Gabelli Funds; (v) $2,957,035 for providing other services, including acting as portfolio manager of investment partnerships and as a broker; and (vi) $26,988 of perquisites or personal benefits. The perquisites or personal benefits consist of club dues or assessments (which clubs are also used by other officers, directors or employees of the company) of $18,714, personal use of a company owned car of $4,036, and insurance costs for two other cars of $4,238. The amount for the personal use of the company owned car is calculated using 100% of the insurance costs and registration fees and 5% of the gasoline charges and estimated depreciation. It is estimated that personal use comprises 5% of the mileage for the company owned car.

(d)	$150,000 of this amount vests and is payable on March 31, 2008 if the individual remains employed by GAMCO at that time. In lieu of interest, the individual will be paid an amount equal to the return on a selected investment partnership managed by GAMCO. See the Nonqualified Deferred Compensation Table on page 13 for more details.

(e)	Represents the amount earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate. See the Nonqualified Deferred Compensation Table on page 13 for more details.

(f)	Represents incentive-based variable compensation in the amount of $3,726,942 for attracting and/or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by GAMCO (“Variable Compensation”) as described in the Compensation and Discussion Analysis beginning on page 14.

(g)	Represents Variable Compensation.

(h)	Mr. Ferrara was named Interim Chief Financial Officer in May 2006. Represents director fee payments of $65,000 and consulting fees of $562,500 for his service as Interim Chief Financial Officer.

(i)	Mr. Anastasio resigned from GAMCO in May 2006.

(j)	Represents $13,540 of Variable Compensation and accrued consulting fees. In December 2006, Mr. Anastasio entered into a consulting agreement with GAMCO where he would be paid $75,000 in January 2007 and $75,000 in January 2008 in consideration for his consulting services.

Option Grants.  There were no stock options granted in 2006 to the executive officers named in the Summary Compensation Table. Stock options granted previously were granted at 100% of fair market value on the date of grant and were generally exercisable with respect to 75% of the shares on the third anniversary of the grant and with respect to 100% of the shares on the fourth anniversary of the grant. In June 2005, the vesting of all stock options granted to executive officers, directors, and staff members was accelerated and all stock options granted prior to that time became fully vested and immediately exercisable.

Fiscal Year-End Options Table.  The following table shows information about options outstanding at December 31, 2006 for each of the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards At December 31, 2006

	Number of
	Securities Underlying
	Unexercised Options at		Option	Option
	December 31, 2006		Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Price	Date

Mario J. Gabelli	-0-	-0-	N/A	N/A
Douglas R. Jamieson	20,000	-0-	$29.00	5/13/13
James E. McKee	5,000	-0-	$31.62	2/20/11
Bruce N. Alpert	2,000	-0-	$29.00	5/13/13
John C. Ferrara	-0-	-0-	N/A	N/A
Michael R. Anastasio	-0-	-0-	N/A	N/A

2006 Option Exercises Table.  The following table shows the stock option exercises in 2006 and the related value realized on those exercises for each of the executive officers named in the Summary Compensation Table.

Option Exercises Table

Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Mario J. Gabelli	-0-	-0-
Douglas R. Jamieson	-0-	-0-
James E. McKee	-0-	-0-
Bruce N. Alpert	-0-	-0-
John C. Ferrara	-0-	-0-
Michael R. Anastasio	2,500	13,540

2006 Nonqualified Deferred Compensation Table.  The following table shows nonqualified deferred compensation payable to the executive officers named in the Summary Compensation Table.

Nonqualified Deferred Compensation Table

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings		Withdrawals/	Balances at
	in Last FY	in Last FY		in Last FY		Distributions	December 31, 2006
Name	($)	($)		($)		($)	($)

Mario J. Gabelli	-0-	-0-		-0-		-0-	-0-
Douglas R. Jamieson	-0-	150,000(a	)	52,339(b	)	-0-	527,651
James E. McKee	-0-	150,000(a	)	69,120(c	)	-0-	694,433
Bruce N. Alpert	-0-	150,000(a	)	34,560(d	)	(100,000)	347,216
John C. Ferrara	-0-	-0-		-0-		-0-	-0-
Michael R. Anastasio(e)	-0-	-0-		-0-		-0-	-0-

(a)	This amount is included in the bonus column to the Summary Compensation Table.

(b)	Of this amount, $25,447 is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.

(c)	Of this amount, $33,606 is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.

(d)	Of this amount, $16,803 is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.

(e)	Mr. Anastasio forfeited $350,000 in deferred compensation upon his resignation in May 2006.

As discussed in the Compensation Discussion and Analysis below, the company deferred one half of the annual bonuses paid to Messrs. Jamieson, McKee and Alpert. The mandatory deferrals for 2006 shown in the table above vest on March 31, 2008, and the individual must be employed at the time of payment to receive this compensation. These deferrals earn a return equal to the rate of return on one of our investment partnerships after payment of the management fee but before the payment of any incentive fee.

Compensation Discussion and Analysis

The investment management and securities industries are highly competitive and experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is important for maintaining our competitive position in the investment management and securities industries, as well as for providing for the long-term success of GAMCO.

Most of GAMCO’s compensation expense is incentive-based variable compensation that will increase or decrease based on the revenues from our assets under management. Since 1977, we have paid out up to 40% of the revenues or net profits to the marketing staff and portfolio managers who introduce, service or generate our separate account and mutual fund business, with payments involving the separate accounts being typically based on revenues and payments involving the mutual funds being typically based on net profits. We believe that the variable compensation formulas in place for our marketing staff and portfolio managers provide significant incentives for the growth of our business.

Our administrative, operations, legal and finance personnel generally receive the majority of their compensation in the form of base salaries and annual bonuses. We will often defer a portion of the annual bonuses for one to two years as a retention device or for other reasons. We believe that GAMCO must pay competitive levels of cash compensation. We also believe that appropriate equity incentive programs may motivate and retain our professional personnel but that these programs must always be consistent with stockholder interests. Our Compensation Committee is currently exploring the implementation of a restricted stock program.

Executive Officer Compensation

The compensation for our executive officers (other than for Mr. Gabelli whose compensation is described separately below) is composed of base salary, annual bonus compensation, equity compensation, incentive-based variable compensation and benefits. Mr. Ferrara is being paid consulting fees of $75,000 per month for his service as Interim Chief Financial Officer.

•	Base Salary

Mr. Gabelli recommends to the Compensation Committee the amounts of the base salaries for our executive officers, which amounts are subject to the Committee’s review and approval. The maximum base salary for our executive officers is $300,000, as it has been since prior to our initial public offering in 1999. The base salaries for Messrs. Alpert, Jamieson and McKee have been set at $300,000 for 2007 as they were in 2006. Mr. Gabelli receives no base salary.

•	Annual Bonus

Mr. Gabelli recommends to the Compensation Committee the amounts of the annual bonuses for our executive officers, which amounts are subject to the Committee’s review and approval. The factors considered by Mr. Gabelli in making annual bonus recommendations are typically subjective, such as perceptions of experience, performance and responsibilities. The recommendations are not tied to the performance of the firm as a whole or the market value of our stock.

A portion of the annual bonuses for our executive officers are often deferred for between one and two years. The terms of the deferrals are recommended by Mr. Gabelli to the Compensation Committee, which terms are subject to the Committee’s review and approval, and are not at the discretion of the executive officers. The deferrals typically earn a return equal to the return of one of our investment partnerships after payment of the management fee but before payment of any incentive fee. In order to receive a deferred bonus payment, an executive officer must be employed by the company at the time of payment.

•	Equity Compensation

Our executive compensation program may also include stock option or restricted stock awards, which we may provide additional incentives to increase shareholder value and retain qualified individuals. No stock option awards have been granted to any of the executive officers since 2003. Our Compensation Committee is currently exploring the implementation of a restricted stock program. In past years, individual stock option award levels were based upon a subjective evaluation of each individual’s overall past and expected future contribution. There was no formula used to determine option awards for any individual.

•	Variable Compensation

To the extent that they have the proper regulatory registrations, all of our staff are eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in our other products. Mr. Jamieson, who provides client service to a significant number of separate accounts, received the majority of his total 2006 compensation from variable compensation payments.

In the course of fulfilling Mr. Gabelli’s duties, the company at times brings on certain individuals to aid him. When this occurs, the company offsets those costs by a reduction in compensation payable to Mr. Gabelli. In 2006, this amounted to $4,787,500. Of this amount, $1.25 million was paid to Mr. Jamieson for his service as President.

Because these compensation arrangements involve variable incentive-based fees, the $1.0 million deductibility limit of Section 162(m) is generally not expected to apply to the payments.

Chief Executive Officer Compensation

Mr. Gabelli received no base salary, no bonus and no stock options in 2006, as has been the case for each year since we went public in 1999. All of the compensation paid to Mr. Gabelli in 2006 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli’s Employment Agreement.

Prior to our initial public offering in February 1999, we entered into an Employment Agreement with Mr. Gabelli relating to his service as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of the company, as well as an executive for certain subsidiaries and portfolio manager for certain mutual funds and separate accounts. Mr. Gabelli has agreed that while he is employed by us he will not provide investment management services outside of the company, except for certain permitted accounts. The Employment Agreement may not be amended without the approval of the Compensation Committee.

Pursuant to the Employment Agreement, Mr. Gabelli receives an incentive-based management fee in the amount of 10% of our aggregate pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of the company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms. Mr. Gabelli received the following incentive-based management fees during the past five years:

	2002	2003	2004	2005	2006

Management Fee ($ in millions)	9.5	9.0	11.0	11.4	12.8

Under the Employment Agreement and consistent with the firm’s practice since its inception in 1977, Mr. Gabelli also receives a percentage of revenues or net profits, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts, and (iv) acting as a broker or otherwise generating revenues for the company. Such payments are made in a manner and at rates as agreed to from time to time by the company, which rates have been and generally will be the same as those received by other professionals in the company performing similar services. With respect to our institutional and high net worth asset management, mutual fund advisory and brokerage business, we generally pay out up to 40% of the revenues or net profits to the portfolio managers, brokers and marketing staff who introduce, service or generate such business, with payments involving the separate accounts being typically based on revenues and payments involving the mutual funds being typically based on net profits.

Mr. Gabelli receives certain perquisites that we believe are reasonable and consistent with industry practice. These perquisites include the full cost of a three-year old car owned by the company including depreciation, fuel, insurance and registration fees, and the insurance costs for two other cars. Mr. Gabelli is also reimbursed for club dues and assessments (which clubs are also used by other officers, directors or employees of the company). We believe that the total cost to the company of these perquisites, to the extent that they may be considered personal benefits, was $26,988 in 2006, and additional information is provided in footnote (c) to the Summary Compensation Table presented above.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement, which section is also incorporated by reference in GAMCO’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Vincent S. Tese (Chairman)
Robert S. Prather, Jr.

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of March 30, 2007, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

		Amount and
		Nature of
	Title of	Beneficial		Percent of
Name of Beneficial Owner*	Class	Ownership		Class

5% or More Shareholders
Artisan Partners L.P.	Class A	657,900	(1)	8.8
Baron Capital Group, Inc.	Class A	561,800	(2)	7.5
Cascade Investment, L.L.C.	Class A	943,396	(3)	11.2
Frederick J. Mancheski	Class A	1,900,739	(4)	25.3
Royce & Associates, LLC	Class A	599,200	(5)	8.0
Directors and Executive Officers
Mario J. Gabelli	Class B	20,432,639	(6)	98.8
Bruce N. Alpert	Class A	29,390	(7)	**
Douglas R. Jamieson	Class A	25,147	(8)	**
	Class B	20,000		**
James E. McKee	Class A	8,092	(9)	**
	Class B	2,470		**
Edwin L. Artzt	Class A	10,000	(10)	**
Richard L. Bready	Class A	1,000		**
John C. Ferrara	Class A	—		—
John D. Gabelli	Class A	7,934		**
Eugene R. McGrath	Class A	1,000	(11)	**
Karl Otto Pöhl	Class A	—		—
Robert S. Prather, Jr.	Class A	10,010	(10)	**
Vincent S. Tese	Class A	10,000	(10)	**

All Directors and Executive Officers as a Group	Class A	102,573		**
	Class B	20,455,109		99.0

*	The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Artisan Partners L.P., 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202; Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153; Cascade Investment, LLC, 2365 Carillon Point, Kirkland, WA 98033; Frederick J. Mancheski, 1060 Vegas Valley Drive, Las Vegas, Nevada 89109;

Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; and Mario J. Gabelli, One Corporate Center, Rye, NY 10580.

**	Represents beneficial ownership of less than 1%.

(1)	As reported in an amendment to Schedule 13G, dated January 26, 2007. According to this filing, Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler beneficially own 657,900 shares, and Artisan Funds, Inc. beneficially owns 317,900 shares and each of the reporting persons has shared voting and shared dispositive power with respect to these shares, except that the reporting persons have no voting power with respect to some of the shares.

(2)	As reported in an amendment to Schedule 13G, dated February 14, 2007. According to this filing, Baron Capital Group, Inc. and Ronald Baron beneficially own 561,800 shares, BAMCO, Inc. beneficially owns 554,000 shares, and Baron Capital Management, Inc. beneficially owns 7,800 shares and each of the reporting persons has shared voting and shared dispositive power with respect to these shares, except that the reporting persons have no voting power with respect to some of the shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons.

(3)	As reported in a Form 4 dated September 15, 2006. Cascade Investment, L.L.C.’s beneficial ownership of these shares assumes the conversion of a $50 million convertible note purchased by it from GAMCO. The shares beneficially owned by Cascade Investment, L.L.C. may be deemed to be beneficially owned by William H. Gates III, the sole member of Cascade Investment, L.L.C.

(4)	As reported in an amendment to Schedule 13D, dated January 9, 2007. Pursuant to an Exchange and Standstill Agreement between GAMCO and Mr. Mancheski, dated May 31, 2006, 1,861,089 of these shares are subject to a lockup period of two years beginning September 1, 2006. On the first day of each month during the lockup period, 86,318 shares are freed from the restriction and may thereafter be sold. Pursuant to the Exchange and Settlement Agreement, Mr. Mancheski also agreed, among other things, (i) not to solicit proxies in opposition to company management; (ii) not to attempt to exercise any control over management or the company; (iii) to vote his shares in favor of the nominees and positions advocated by the board of directors; (iv) subject to certain exceptions, not to acquire any additional shares of the company or seek to acquire the company; (v) not to become part of a “group” with any other persons; (vi) not to initiate, propose or submit one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal; (vii) not to seek to call or to request the call of, a special meeting of the company’s stockholders, or make a request for a list of the company’s stockholders; (viii) not to deposit any Class A Stock or other Voting Securities (as defined in the Exchange and Standstill Agreement) in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; and (ix) not to commence, encourage, or support any derivative action in the name of the company or any class action against the company or any of its officers or directors, each for a period of ten years.

(5)	As reported in an amendment to Schedule 13G, dated January 31, 2007. According to this filing, Royce & Associates LLC has sole voting and sole dispositive power with respect to these shares.

(6)	20,428,500 of these shares are owned by GGCP, Inc. (“GGCP”). Mr. Gabelli disclaims beneficial ownership of the shares owned by GGCP in excess of his ownership interest in GGCP.

(7)	Includes 2,000 shares that may be acquired through the exercise of stock options.

(8)	Includes 20,000 shares that may be acquired through the exercise of stock options.

(9)	Includes 5,000 shares that may be acquired through the exercise of stock options.

(10)	Includes 10,000 shares that may be acquired through the exercise of stock options.

(11)	Mr. McGrath has shared voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time, except that a Form 4 was filed in March 2007 on behalf of Mr. John Gabelli relating to the distribution in June 2006 of 7,134 shares of Class B stock from GGCP and the exchange of these shares for Class A stock, a Form 4 was filed in March 2007 on behalf of Mr. Alpert relating to the exchange in October 2006 of 4,390 shares of Class B stock for Class A stock, and a Form 4 was filed in March 2007 on behalf of Mr. Jamieson relating to the exchange in June 2006 of 4,147 shares of Class B stock for Class A stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GGCP, Inc. (“GGCP”) owns a majority of our Class B Stock, representing approximately 95% of the combined voting power and 72% of the outstanding shares of our common stock at December 31, 2006.

On May 31, 2006, we entered into an Exchange and Standstill Agreement with Frederick J. Mancheski, a significant shareholder, pursuant to which, among other things, he agreed to exchange his 2,071,635 shares of Class B Stock for an equal number of shares of Class A Stock. Certain shareholders of GGCP, including two of our executive officers and a director, who received shares of Class B Stock in a distribution from GGCP, also agreed to exchange their shares of Class B Stock for an equal number of shares of Class A Stock. Pursuant to a Registration Rights Agreement that we entered into with Mr. Mancheski, we filed a shelf registration statement that was declared effective by the SEC on September 1, 2006 for the sale by Mr. Mancheski and others, including certain of our officers, employees and a director, of up to 2,486,763 shares of Class A Stock.

Prior to our initial public offering in February 1999, the company and GGCP entered into a Management Services Agreement, with a one-year term, renewable annually, under which we will provide certain services for GGCP, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of its business and providing personnel to perform certain administrative services. The Management Services Agreement was renewed in May 2006. Pursuant to the Management Services Agreement, GGCP paid us $200,000 for services provided in 2006.

For 2006, we incurred charges of $190,477 for incremental costs (but not the fixed costs) relating to our use of an airplane in which GGCP owns a fractional interest.

We lease an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as our headquarters (the “Building”) from an entity that is owned by the children of Mr. Mario J. Gabelli (“Mr. Mario Gabelli” or “Chairman”). Under the lease for the Building, which expires on April 30, 2013, we are responsible for all operating expenses, costs of electricity and other utilities and taxes. For 2006, the rent was $834,047, or $13.90 per square foot, and will increase to $855,937, or $14.27 per square foot, for the period January 1, 2007 through December 31, 2007.

We sub-lease approximately 5,069 square feet in the Building to an unaffiliated entity, which pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, and approximately 3,300 square feet in the Building to LICT Corporation, a company for which Mr. Mario Gabelli serves as Chairman and is a significant stockholder, which also pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2006 for rent and other expenses under this lease was $113,573, which included lease escalation charges of $10,219 related to a prior year. In October 2006, we and LICT Corporation agreed to extend the term of the sub-lease for three years until December 2010 on the same terms and conditions.

Mr. Mario Gabelli and Gabelli Securities serve as co-general partners of Gabelli Associates Fund. Mr. Mario Gabelli received portfolio manager compensation of $1,058,951 through an incentive allocation directly from the partnership for 2006, which amount is included in the Summary Compensation Table.

GAMCO Asset Management Inc., a wholly-owned subsidiary of the company, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly-owned by Mr. Mario Gabelli, and to Gabelli Securities, Inc. (“Gabelli Securities”), a majority-owned subsidiary of the company, with respect to the private investment funds managed by each of them. Pursuant to such agreements, Gabelli Securities and MJG Associates, Inc. paid GAMCO Asset Management Inc. $50,000 and $10,000, respectively, (excluding reimbursement of expenses) for 2006. In addition, a trader who performs services for both MJG Associates, Inc. and GAMCO has his compensation apportioned to each entity based on an estimate of his time dedicated to each entity. Manhattan Partners I, L.P. and Manhattan Partners II, L.P., investment partnerships for which John Gabelli Inc. is the general partner, paid GAMCO Asset Management Inc. investment advisory fees in the amount of $42,680 for 2006 and Manhattan Partners I, L.P. paid management fees in the amount of $15,779 to the general partners of Gemini Global Partners, L.P.

Gabelli Securities International Limited (“GS International”) was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. Mr. Marc Gabelli, who had various responsibilities within several of our subsidiaries and is the son of our Chairman, owns 55% of GS International and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed and GS International entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GS International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $49,279 and incentive fees of $209,720 for 2006. In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GS International and Gemini Capital Management, LLC (“Gemini”), an entity owned by Mr. Marc Gabelli, were engaged by the fund as investment advisors as of July 1, 1999. The fund paid half of the management fees for 2006 in the amount of $61,651 to GS International which amount it in turn paid to Gabelli Securities for services provided. For 2006, Gemini received half of the management fee paid by the fund in the amount of $61,651. In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini received half of the management fee paid by the partnership to the general partners in the amount of $90,096 and half of incentive fee earned by the general partners in the amount of $19,515 for 2006. In December 1999, Gabelli European Partners, Ltd., an offshore investment fund, was incorporated. GS International was engaged as an investment advisor by the fund as of January 1, 2000. For services rendered by Gabelli Securities, GS International paid Gabelli Securities all of the management and incentive fees it received for 2006 from the fund in the amount of $38,915 and $42,133, respectively.

Certain directors and executive officers have immediate family members who are employed by us or our subsidiaries. The base salaries and bonuses of each of these immediate family members is established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members and none of the sons or daughters of our directors mentioned below resides in the same house as the related director. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino (who served on our Board as an independent director until May 2006) is employed by one of our subsidiaries in a sales and marketing role and earned in 2006 a base salary of $65,000, a deferred bonus of $25,000, and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $85,809 plus usual and customary benefits. A daughter of Mr. Salerno (who served on our Board as an independent director until March 2006) is employed by certain of our subsidiaries as an analyst and portfolio manager and earned in 2006 a base salary of $300,000 and a bonus of $100,000, which vests in June 2008, plus usual and customary benefits. A son of our Chairman is employed by one of our subsidiaries as a Vice President-Trading with certain supervisory responsibilities and earned in 2006 a base salary of $250,000 and a bonus of $150,000, which vests in April 2008, plus usual and customary benefits. Our Chairman’s spouse, who has been employed by a subsidiary of the company in a sales and marketing role since 1984, has been a director of the subsidiary since 1991 and has been his spouse since 2002, earned in 2006 no base salary and no bonus but did receive usual and customary benefits. In addition, these two family members of our Chairman earned Variable Compensation in 2006 in the total amount of $4,034,343.

At December 31, 2006, approximately $176 million of our proprietary investment portfolio was managed by our analysts or portfolio managers other than Mr. Mario Gabelli. The individuals managing these accounts receive $20% of the net profits, if any, earned on the accounts. The son of our Chairman mentioned in the previous paragraph was given responsibility in August 2006 for managing an account with up to $50 million of our proprietary investments, which account was funded with approximately $40 million at December 31, 2006, for which he would be paid on an annual basis 20% of any net profits earned on the account for the year. For 2006, he earned $118,427 for managing this account.

Pursuant to our bylaws, we advanced legal fees and expenses incurred by certain of our current or former officers or employees in connection with the regulatory inquiry regarding trading in shares of our mutual funds as described in our 2006 Annual Report on Form 10-K. For 2006, we advanced $803,050 in legal fees and expenses incurred by our Chairman, a former employee who is related to our Chairman, and the Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC. We expect to recover all or a substantial portion of these legal fees and expenses from our insurance carriers.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we through our subsidiaries in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under “Certain Ownership of Our Stock” or entities controlled by such persons for discounted or customary fees.

REPORT OF THE AUDIT COMMITTEE

Messrs. Bready, Prather and Tese, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter can be found on our web site at www.gabelli.com. Our job is one of oversight as set forth in our charter. The company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles.

We have reviewed and discussed the company’s audited 2006 financial statements with management and with Ernst & Young LLP, the company’s independent registered public accounting firm.

We have discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

We have received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Ernst & Young LLP its independence. Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert S. Prather, Jr. (Chairman)
Richard L. Bready
Vincent S. Tese

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Ernst & Young LLP

In November 2006, the Audit Committee selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2006. The Audit Committee has not selected auditors for the current year, since its normal practice is to make the selection later in the year. Ernst & Young LLP has been the company’s independent registered public accounting firm since its inception in 1998. A representative of this firm will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Ernst & Young LLP Fees For 2006 and 2005

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

	2006	2005

Audit Fees	$1,980,500	$1,300,500
Audit-Related Fees	-0-	-0-
Tax Fees	12,000	70,800
All Other Fees	37,000	262,600

Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees relating to services related to Section 404 of the Sarbanes-Oxley Act which consist of the review of documentation and testing of our procedures and controls, as well as services provided in connection with other statutory and regulatory filings or engagements, including comfort letters and consents related to SEC filings and securities offerings.

Audit-related fees include fees relating to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax fees consist of fees relating to the review and preparation of tax returns for the company and certain subsidiaries.

All other fees include fees relating to audit and tax services related to limited partnerships and offshore funds managed by our subsidiaries, and audit services related to a regulatory filing for an acquisition of assets by a mutual fund managed by one of our subsidiaries.

Policies and Procedures for Pre-Approving Audit and Non-Audit Services

The Audit Committee has sole authority to pre-approve all audit and non-audit services provided by the independent registered public accounting firm in accordance with our Audit and Non-Audit Services Pre-Approval Policy and will not engage the independent registered public accounting firm to perform non-audit services prohibited by law or regulation. This authority may be delegated to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described under Audit Fees, Tax Fees and All Other Fees for 2006 and 2005 were pre-approved in accordance with this policy. A copy of this pre-approval policy can be found as Exhibit B.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2008 annual meeting must deliver such proposals so that they are received at our principal executive offices at One Corporate Center, Rye, New York 10580 by December 26, 2007, in order to be considered for inclusion in next year’s proxy statement and proxy.

OTHER MATTERS

We know of no other matters to be presented to you at the meeting other than the election of directors. If other matters are considered at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2006. Requests should be in writing and addressed to our Secretary (James E. McKee, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422).

EXHIBIT A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with GAMCO Investors, Inc. (“GAMCO”) or its affiliates or any member of the senior management of GAMCO or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of GAMCO’s shareholders. In making this determination, the Board shall apply the following standards:

•	A director who is an employee, or whose immediate family member is an executive officer, of GAMCO may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from GAMCO, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of GAMCO will not be considered in determining independence under this test.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of GAMCO may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of GAMCO’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, GAMCO for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

•	Further to the provision above that applies to goods and services generally, a director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer, if the payments for such services exceed $60,000 (but do not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues) within the preceding twelve-month period may not be deemed independent.

•	A director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a single fiscal year, whichever amount is lower) from GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of directors.

For purposes of these Guidelines, the terms:

•	“affiliate” means any consolidated subsidiary of GAMCO and any other company or entity that controls, is controlled by or is under common control with GAMCO, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•	“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with GAMCO and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, GAMCO and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.

EXHIBIT B

GAMCO INVESTORS, INC.

AUDIT COMMITTEE

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.  Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved.

As set forth in this Policy, all audit and non-audit services will require specific pre-approval by the Audit Committee if they are to be provided by the independent registered public accounting firm. In reviewing proposed services to be performed, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The independent registered public accounting firm has reviewed this Policy and believes that implementation of the policy will not adversely affect their independence.

II.	Delegation

As provided in the Act and the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the audit of the annual financial statements (including subsidiary audits) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements as well as the review of financial statements included in the Company’s quarterly reports on Form 10-Q. These services also include procedures performed, relative to the review of documentation and testing of the Company’s procedures and internal controls, for the independent registered public accounting firm to be able to form an opinion and issue a report on the effectiveness of the Company’s internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002. Other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent registered public accounting firm reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements. All Audit-related services must be specifically pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent registered public accounting firm can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the independent registered public accounting firm’s independence, and the SEC has stated that the independent registered public accounting firm may provide such services. The Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

All Tax services must be specifically pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent registered public accounting firm to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent registered public accounting firm from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence.

All Other services include audit and tax services related to limited partnerships and offshore funds managed by subsidiaries of the Company. All Other services must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Procedures

Requests or applications to provide audit and non-audit services by the independent registered public accounting firm will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the Internal Auditor to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with this policy. The Internal Auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the Internal Auditor and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the Internal Auditor or any member of management. The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent registered public accounting firm’s services.

VIII.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent registered public accounting firm and to assure the independent registered public accounting firm’s independence from the Company, such as reviewing a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the independent registered public accounting firm its methods and procedures for ensuring independence.

Exhibit 1

PROHIBITED NON-AUDIT SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Proxy — GAMCO Investors, Inc.
Proxy Solicited by the Board of Directors
for the Annual Meeting of Shareholders, May 8, 2007
(see Proxy Statement for discussion of items)
The undersigned hereby appoints Mario J. Gabelli, Douglas R. Jamieson and James E. McKee, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of GAMCO Investors, Inc. Class A Common Stock or Class B Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2007 Annual Meeting of Shareholders of GAMCO Investors, Inc., or any adjournments thereof.
Please sign, date and return promptly in the accompanying envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

Using a BLACK INK pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☑
Annual Meeting Proxy Card
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for a one-year term.
1. Nominees          For     Withhold               For     Withhold               For     Withhold

(01) Edwin L. Artzt	(02)Richard L.Bready	(03) John C. Ferrara
(04) John D. Gabelli	(05) Mario J. Gabelli	(06) Eugene R. McGrath
(07) Karl Otto Pohl	(08) Robert S. Prather, Jr.	(09) Vincent S. Tese
The shares represented by this Proxy Card will be voted as specified, but if no specification is made they will be voted FOR Item 1 and at the discretion of the proxies on any other matter that may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.